SUBLEASE

    This Sublease Agreement (hereinafter "Sublease") is made and entered into this 9th day of March 2021, by and between Phunware, Inc., a Delaware corporation (hereinafter referred to as "Sublandlord"), and Bangarang Enterprises LLC d/b/a Gander Group, a California Limited Liability Company (hereinafter referred to as "Subtenant"), with regard to the following facts.

AGREEMENT

In consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledge, the parties hereto agrees as follows.

1.    BASIC PROVISIONS

    1.1    Parties. Phunware, Inc. as Sublandlord and Bangarang Enterprises LLC d/b/a Gander Group as Subtenant.

    1.2    Sublease Premises. The certain real property, including all improvements therein, and commonly known as 16845 Von Karman Avenue, Suite 150, Irvine, California consisting of approximately 8,687 rentable square feet as reflected on Exhibit A attached (“Sublease Premises”). Furthermore, Subtenant shall have use of the existing furniture as reflected on Exhibit B attached (“Furniture Inventory”) for the Sublease term at no cost to Subtenant except maintenance of same and furthermore should Subtenant fulfill all of its obligations of the Sublease, title to the Furniture Inventory shall be transferred to Subtenant on the February 1, 2025 via the payment of $1.00 to the Sublandlord and execution of the Bill of Sale reflected on Exhibit C attached (“Bill of Sale”). Sublandlord shall deliver the Sublease Premises and Furniture Inventory on an “as is” condition basis and Subtenant shall accept same.

    1.3    Sublease Term. The Sublease shall commence on the date that the Sublease is fully executed and written consent is obtained from the Master Landlord (“Commencement Date”). The target Commencement Date is April 1, 2021. The Sublease shall expire on March 31, 2025 (“Expiration Date”).

    1.4    Base Rent. The monthly base rent (“Base Rent”) shall be based on a full service gross basis and per the rent schedule as follows:

Months	Rate/SF/Mo.	Monthly Rent
01	$2.00	$17,374.00
02-03	$1.00	$8,687.00
04-12	$2.00	$17,374.00
13-14	$1.03	$8,947.61
15-24	$2.06	$17,895.22
25-26	$1.06	$9,208.22
27-36	$2.12	$18,416.44
37-03/31/2025	$2.19	$19,024.53

        Base Rent shall be paid the first day of each month

    1.5    Base Rent and Other Monies Paid Upon Sublease Execution.

a)    Base Rent: $17,374.00 for the initial month of the Sublease
b)    Security Deposit: $57,073.59 (“Security Deposit”)
        c)    Total Due Upon Sublease Execution: $74,447.59

    1.6    Agreed Use. The Premises shall be used and occupied only for general office purposes and any other legally permitted uses.

    1.7    Operating Expenses & Property Taxes. Subtenant shall be exempt from any Direct Costs increases or pass throughs during the Sublease term. Notwithstanding the foregoing, any services required by Subtenant for Subtenant’s specific use (i.e. electrical service to any supplemental A/C unit if Subtenant were to install one in the future, additional janitorial service, use of the project conference facility and gym, etc.) shall be the obligation of Subtenant and paid for by Subtenant.

    1.8    Parking. Subtenant shall be granted parking per the Master Lease and subject to approval by Master Landlord.

    1.9    Signage. Subtenant, at its cost, shall have the right to directory signage and suite signage per the terms of the Master Lease and subject to approval by Master Landlord.

    1.10    Attachments. Attached hereto are the following, all of this constitute part of this Sublease.
        Exhibit A – Sublease Premises
        Exhibit B – Furniture Inventory
        Exhibit C – Bill of Sale
        Exhibit D – Copy of the Master Lease dated July 16, 2019 (“Master Lease”)

2.    SUBLEASE PREMISES

    2.1    Letting. Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the Sublease Premises, for the term, at the rental, and upon all of the terms, covenants and conditions set forth in this Sublease.

    2.2    Condition. Sublandlord shall deliver the Sublease Premises to Subtenant broom clean and free of debris on the Commencement Date.

    2.3    Compliance. Sublandlord warrants that any improvements, alterations or utility installations made or installed by or on behalf of Sublandlord to or on the Sublease Premises comply with all applicable covenants or restrictions of record and applicable building codes, regulations and ordinances ("Applicable Requirements") in eﬀect on the date that they were made or installed. Sublandlord makes no warranty as to the use to which Subtenant will put the Sublease Premises or to modiﬁcations which may be required by the Americans with Disabilities Act or any similar laws as a result of Subtenant use.

    2.4    Acknowledgement. Subtenant acknowledges that it has been given an opportunity to inspect the Sublease Premises.

    2.5    Americans with Disabilities Act. In the event that as a result of Subtenant’s use not contemplated in this Sublease of the Sublease Premises the Americans with Disabilities Act or any similar law requires modifications, construction or improvements shall be made at Subtenant’s expense.

3.    POSSESSION

    3.1    Subtenant Compliance. Sublandlord shall not be required to tender possession of the Sublease Premises to Subtenant until Subtenant complies with its obligation to provide evidence of insurance. Pending delivery of such evidence, Subtenant shall be required to perform all of its obligations under this Sublease from and after the Commencement Date, including the payment of the initial Base Rent and Security Deposit, notwithstanding Sublandlord’s election to withhold possession pending receipt of such evidence of insurance.

4.    RENT AND OTHER CHARGES

    4.1    Rent Defined. All monetary obligations of Subtenant to Sublandlord under the terms of this Sublease (except for the Security Deposit) are deemed to be rent ("Rent"). Rent shall be payable in lawful money of the United States to Sublandlord at the address stated herein or to such other persons or at such other places as Sublandlord may designate in writing.

5.    SECURITY DEPOSIT.

    5.1    The rights and obligations of Sublandlord and Subtenant as to said Security Deposit shall be as set forth per the terms of the Master Lease. Notwithstanding the foregoing, so long as Subtenant has not had any monetary default beyond any cure period of its obligations of the Sublease through the twenty-fourth (24th) month of the Sublease, Sublandlord shall return to Subtenant $19,024.53 by the end of the twenty-fifth (25th) month of the Sublease. The remaining $38,049.06 of the Security Deposit shall be held by Subtenant through the Sublease Term.

6.    MASTER LEASE

    6.1    Sublandlord is the tenant of the Premises by virtue of the Master Lease dated July 16, 2019 and reflected as Exhibit D attached, wherein BRE CA OFFICE OWNER LLC, a Delaware limited liability company is the landlord, hereinafter the “Master Landlord”.

    6.2    This Sublease is and shall be at all times subject and subordinate to the Master Lease.

    6.3    The terms, conditions and respective obligations of Sublandlord and Subtenant to each other under this Sublease shall be the terms and conditions of the Master Lease except for those provisions of the Master Lease which are directly contradicted by this Sublease in which event the terms of this Sublease document shall control over the Master Lease. Therefore, for the purposes of this Sublease, wherever in the Master Lease the word

"Landlord" is used it shall be deemed to mean the Sublandlord herein and wherever in the Master Lease the word "Tenant" is used it shall be deemed to mean the Subtenant herein.

    6.4    During the term of this Sublease and for all periods subsequent for obligations which have arisen prior to the termination of this Sublease, Subtenant does hereby expressly assume and agree to perform and comply with, for the beneﬁt of Sublandlord and Master Landlord, each and every obligation of Sublandlord under the Master Lease. Notwithstanding the foregoing, Subtenant shall have no rights under any of the following provisions of the Master Lease: (i) any rights or options to expand, extend, renew or terminate the Master Lease, this Sublease or the Premises, (ii) any rights of first offer, rights of first negotiation, or similar rights, or any rights to any tenant improvement allowance and (iii) Subtenant shall have no right to any holding over in the Sublease Premises at the expiration of the Sublease.

    6.5    Subtenant shall hold Sublandlord free and harmless from all liability, judgments, costs, damages, claims or demands, including reasonable attorneys fees, arising out of Subtenant's failure to comply with or perform Subtenant's Assumed Obligations.

    6.6    Sublandlord agrees to maintain the Master Lease during the entire term of this Sublease, subject, however, to any earlier termination of the Master Lease without the fault of the Sublandlord, and to comply with or perform Sublandlord's Remaining Obligations and to hold Subtenant free and harmless from all liability, judgments, costs, damages, claims or demands arising out of Sublandlord's failure to comply with or perform Sublandlord's Remaining Obligations.

    6.7    Sublandlord represents to Subtenant that the Master Lease is in full force and eﬀect and that no default exists on the part of any Party to the Master Lease.

7.    CONSENT OF MASTER LANDLORD

    7.1    This Sublease shall not be effective unless consent is granted by Master Landlord.

8.    REPRESENTATIONS AND INDEMNITIES OF BROKER RELATIONSHIPS. Newmark and Aquila Commercial represent the Sublandlord and NAI Capital represents the Subtenant. The Parties each represent and warrant to the other that it has had no dealings with any other person, ﬁrm, broker or ﬁnder in connection with this Sublease and that only Newmark, Aquila Commercial and NAI Capital shall be entitled to a brokerage commission (2% to Newmark and Aquila Commercial and 4% plus a $1.50/RSF broker bonus to NAI Capital) and said brokerage commission shall be paid by Sublessor as outlined in a separate written agreement. Subtenant and Sublandlord do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such unnamed broker, ﬁnder or other similar party by reason of any dealings or actions of the indemnifying Party, including any costs, expenses, attorneys' fees reasonably incurred with respect thereto.

9.    ATTORNEY’S FEES. If any Party or Broker brings an action or proceeding involving the Premises whether founded in tort, contract or equity, or to declare rights hereunder, the Prevailing Party (as hereafter deﬁned) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys' fees.

10.    NO PRIOR OR OTHER AGREEMENTS. This Sublease contains all agreements between the Parties with respect to any matter mentioned herein, and no other prior or contemporaneous agreement or understanding shall be eﬀective.

11.    ACCESSIBILITY; AMERICANS WITH DISABILITIES ACT

    a)    The Sublease Premises have not undergone an inspection by a Certified Access Specialist (CASp). Note: A Certiﬁed Access Specialist (CASp) can inspect the subject Sublease Premises and determine whether the subject Subleaase Premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject Sublease Premises, the Sublandlord or Master Landlord may not prohibit the Subtenant from obtaining a CASp inspection of the subject Sublease Premises for the occupancy or potential occupancy of Subtenant, if requested by the Subtenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Sublease Premises.

    b)    Since compliance with the Americans with Disabilities Act (ADA) and other state and local accessibility statutes are dependent upon Subtenant’s speciﬁc use of the Premises, Sublandlord makes no warranty or representation as to whether or not the Premises comply with ADA or any similar legislation. In the event that Subtenant’s use of the Premises requires modiﬁcations or additions to the Premises in order to be in compliance with ADA or other accessibility statutes, Subtenant agrees to make any such necessary modiﬁcations and/or additions at Subtenant’s expense.

By Sublandlord:	By Subtenant:
Phunware, Inc.	Bangarang Enterprises LLC d/b/a Gander Group
Date: 3/16/2021	Date: 3/12/2021
By: Authorized Signatory	By: Authorized Signatory
Name Printed:	Name Printed:
Title:	Title:
Phone:	Phone:
Fax:	Fax:
Email:	Email: